As filed with the Securities and Exchange Commission on March 2, 2012

Registration No. 333-

 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RADIANT LOGISTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-3625550 (I.R.S. Employer Identification No.)

405 114th Avenue, S.E., Third Floor
Bellevue, Washington 98004
(Address, including Zip Code, of Registrant’s Principal Executive Offices)

The Radiant Logistics, Inc. 2005 Stock Incentive Plan
(Full Title of the Plan)

Bohn H. Crain
Chief Executive Officer
Radiant Logistics, Inc.
405 114th Avenue, S.E., Third Floor
Bellevue, Washington 98004
(425) 943-4599
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

 Copies to:

Stephen M. Cohen, Esquire

Stephen R. Brill, Esquire
Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, Pennsylvania 19103

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share: Reserved for issuance for future grants under the 2005 Stock Incentive Plan	220,265 shares	$2.31(3)	$508,812	$58.31
Common Stock, $0.001 par value per share: Issuable upon exercise of outstanding options granted under the 2005 Stock Incentive Plan	4,779,735 shares	$0.91(4)	$4,349,559	$498.46
(1)	This registration statement on Form S−8 (this “Registration Statement”) covers 5,000,000 shares of common stock, par value $0.001 per share, of Radiant Logistics, Inc. (the “Registrant”), available for issuance under the Radiant Logistics Inc. 2005 Stock Incentive Plan. In addition, this Registration Statement covers the resale by selling stockholders named in the prospectus included and filed with this Registration Statement of 3,028,363 shares of common stock issuable upon the exercise of options granted under the Radiant Logistics Inc. 2005 Stock Incentive Plan. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock, which may be issued upon recapitalizations, stock dividends, stock splits or similar transactions. No additional registration fee is included for these shares.
(2)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals.
(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee and based upon the average of the high and low sales prices of the Common Stock as reported on the NYSE-AMEX Stock Exchange on February 29, 2012.
(4)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee based on the weighted average exercise price of the outstanding options.

EXPLANATORY NOTE

This Registration Statement registers 5,000,000 shares of our common stock that may be issued and sold under the Radiant Logistics, Inc. 2005 Stock Incentive Plan (the “Plan”). This Registration Statement also registers the reoffer and sale, in accordance with Section C of the General Instructions to the Form S−8, of 3,028,363 shares of common stock acquired prior to the date hereof pursuant to the Plan by the Selling Stockholders set forth in this prospectus.

This Registration Statement contains two parts. The first part contains a “reoffer” prospectus prepared in accordance with the requirements of Part I of Form S−3 pursuant to Section C of the General Instructions to the Form S−8. The second part of this Registration Statement contains information required to be set forth in this Registration Statement pursuant to Part II of Form S−8.

The document(s) containing the information specified in Part I of Form S−8 (plan information and registrant information) will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 under the Securities Act, these documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S−8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PROSPECTUS

3,028,363 Shares

RADIANT LOGISTICS, INC.

Common Stock, $0.001 par value per share

This prospectus relates to 3,028,363 shares of common stock of Radiant Logistics, Inc. which may be offered from time to time by certain stockholders (the “Selling Stockholders”) of Radiant Logistics, Inc. for their own account.

The Selling Stockholders may offer and sell their shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The shares may be sold through underwriters or dealers which the Selling Stockholders may select. If underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement. For a description of the various methods by which the Selling Stockholders may offer and sell their common stock described in this prospectus, see the section entitled “Plan of Distribution” on page 16 of this prospectus.

We will not receive any part of the proceeds from sales of these shares by the Selling Stockholders, although we may receive the exercise price from the exercise of the options.

Our common stock is traded on the NYSE-AMEX under the symbol “RLGT.” On February 29, 2012, the closing price of our common stock was $2.30.

Investing in our common stock involves risks. See the sections entitled “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” on page 2 of this prospectus to read about factors to consider in connection with purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2012

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	1
THE COMPANY	1
RISK FACTORS	2
USE OF PROCEEDS	15
SELLING STOCKHOLDERS	15
PLAN OF DISTRIBUTION	17
LEGAL MATTERS	19
EXPERTS	19
WHERE YOU CAN FIND MORE INFORMATION	19
INCORPORATION OF DOCUMENTS BY REFERENCE	20

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the "SEC" or the "Commission"). You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Information contained on our website does not constitute a part of this prospectus. Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time this prospectus is delivered or the shares offered by this prospectus are sold. Our business, financial condition, results of operations and prospects may have changed since that date.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “ Exchange Act”). Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results, financial condition, results of operations and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this prospectus. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For a further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” herein and “Item 1A - Risk Factors” in our Annual Report on Form 10-K.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus.

THE COMPANY

Radiant Logistics, Inc., a Delaware corporation (the “Company,” “we” or “us”), is a non-asset based logistics company providing domestic and international freight forwarding and fulfillment services through a network of Company-owned and exclusive agent offices across North America operating under the Airgroup, Adcom, DBA and Radiant brands. We service a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

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As a non-asset based provider of third-party logistics services, we seek to limit our investment in equipment, facilities and working capital through contracts and preferred provider arrangements with various transportation providers who generally provide us with favorable rates, minimum service levels, capacity assurances and priority handling status. Our non-asset based approach allows us to maintain a high level of operating flexibility and leverage a cost structure that is highly variable in nature while the volume of our flow of freight enables us to negotiate attractive pricing with our transportation providers.

Our executive offices are located at 405 114th Avenue, S.E., Third Floor, Bellevue, Washington 98004, and our telephone number is (425) 943-4599.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in or incorporated by reference into this prospectus before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations. The future trading price of shares of our common stock will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions.

Risks Particular to our Business

We are largely dependent on the efforts of our exclusive agents to generate our revenue and service our customers.

We currently sell our services through certain Company operated locations and through a network predominantly represented by exclusive agent stations located throughout North America. Although we have recently expanded our number of Company operated locations, substantially more than a majority of our consolidated revenues are derived through our exclusive agent stations. Although we have exclusive and long-term relationships with these agents, one of the largest risks inherent in our business is the loss of a relationship with one or more of our agent stations. As well, our agency agreements are generally terminable by the agent on short-term notice. We have no customers or agency locations that separately account for more than 10% of our consolidated revenues, however, we have a number of significant customers and agency stations in volume and stature, the loss of one or more could negatively impact our ability to retain and service our customers. We will need to expand our existing relationships and enter into new relationships in order to increase our current and future market share and revenue. We cannot be certain that we will be able to maintain and expand our existing relationships or enter into new relationships, or that any new relationships will be available on commercially reasonable terms. If we are unable to maintain and expand our existing relationships or enter into new relationships, we may lose customers, customer introductions and co-marketing benefits and our operating results may suffer.

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If we fail to develop and integrate information technology systems or we fail to upgrade or replace our information technology systems to handle increased volumes and levels of complexity, meet the demands of our agents and customers and protect against disruptions of our operations, we may suffer a loss in our business.

Increasingly, we compete for business based upon the flexibility, sophistication and security of the information technology systems supporting our services. The failure of the hardware or software that supports our information technology systems, the loss of data contained in the systems, or the inability to access or interact with our web site or connect electronically, could significantly disrupt our operations, prevent clients from placing orders, or cause us to lose inventory items, orders or clients. If our information technology systems are unable to handle additional volume for our operations as our business and scope of services grow, our service levels, operating efficiency and future transaction volumes will decline. In addition, we expect our agents to continue to demand more sophisticated, fully integrated information technology systems from us as customers demand the same from their supply chain services providers. If we fail to hire qualified persons to implement, maintain and protect our information technology systems or we fail to upgrade or replace our information technology systems to handle increased volumes and levels of complexity, meet the demands of our agents and customers and protect against disruptions of our operations, we may suffer a loss in our business.

Because our freight forwarding and domestic ground transportation operations are dependent on commercial airfreight carriers and air charter operators, ocean freight carriers, major U.S. railroads, other transportation companies, draymen and longshoremen, changes in available cargo capacity and other changes affecting such carriers, as well as interruptions in service or work stoppages, may negatively impact our business.

We rely on commercial airfreight carriers and air charter operators, ocean freight carriers, trucking companies, major U.S. railroads, other transportation companies, draymen and longshoremen for the movement of our clients’ cargo. Consequently, our ability to provide services for our clients could be adversely impacted by: shortages in available cargo capacity; changes by carriers and transportation companies in policies and practices such as scheduling, pricing, payment terms and frequency of service or increases in the cost of fuel, taxes and labor; and other factors not within our control. Reductions in airfreight or ocean freight capacity could negatively impact our yields. Material interruptions in service or stoppages in transportation, whether caused by strike, work stoppage, lock-out, slowdown or otherwise, could adversely impact our business, results of operations and financial condition.

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Our profitability depends on our ability to effectively manage our cost structure as we grow the business.

As we continue to expand our revenues through the expansion of our network of exclusive agency locations, we must maintain an appropriate cost structure to maintain and expand our profitability. While we intend to continue to work on growing revenue by increasing the number of our exclusive agency locations, by strategic acquisitions, and by continuing to work on maintaining and expanding our gross profit margins by reducing transportation costs, our ultimate profitability will be driven by our ability to manage our agent commissions, personnel and general and administrative costs as a function of our net revenues. There can be no assurances that we will be able to increase revenues or maintain profitability.

Comparisons of our operating results from period to period are not necessarily meaningful and should not be relied upon as an indicator of future performance.

Our operating results have fluctuated in the past and they likely will continue to fluctuate in the future because of a variety of factors, many of which are beyond our control. A substantial portion of our revenue is derived from clients in industries whose shipping patterns are tied closely to volatile consumer demand. Therefore, historically, our operating results have been subject to seasonal trends when measured on a quarterly basis, excluding the impact of acquisitions and foreign currency fluctuations. Our first and fourth fiscal quarters are traditionally weaker compared with our second and third fiscal quarters. Changes in our pricing policies and those of our competitors and changes in the shipping patterns of our clients may adversely impact our operating results. The following additional factors, among others could also cause fluctuations in our operating results:

•	costs relating to the expansion of operations;
•	changes in accounting rules and tax rates;
•	pricing and availability of cargo space on aircraft, ships and trucks which we utilize to transport freight;
•	fluctuations in fuel prices and fuel and other surcharges;
•	pricing pressures from our competitors;
•	litigation and changes in government regulations;
•	changes in our clients’ requirements for supply chain services and solutions;
•	yields and mix of business; and
•	restructuring charges and impairments to goodwill and other intangible assets.

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 Because our quarterly revenues and operating results vary significantly, comparisons of our results from period to period are not necessarily meaningful and should not be relied upon as an indicator of future performance. Additionally, there can be no assurance that our historic operating patterns will continue in future periods as we cannot influence or forecast many of these factors.

We face intense competition in the freight forwarding, logistics and supply chain management industry.

The freight forwarding, logistics and supply chain management industry is intensely competitive and is expected to remain so for the foreseeable future. We face competition from a number of companies, including many that have significantly greater financial, technical and marketing resources. There are a large number of companies competing in one or more segments of the industry, although the number of firms with a global network that offer a full complement of freight forwarding and supply chain management services is more limited. Depending on the location of the customer and the scope of services requested, we must compete against both the niche players and larger entities. In addition, customers increasingly are turning to competitive bidding situations soliciting bids from a number of competitors, including competitors that are larger than us.

Our business is subject to seasonal trends.

Historically, our operating results have been subject to seasonal trends when measured on a quarterly basis. Our first and fourth fiscal quarters are traditionally weaker compared with our second and third fiscal quarters. This trend is dependent on numerous factors, including the markets in which we operate, holiday seasons, climate, economic conditions and numerous other factors. A substantial portion of our revenue is derived from clients in industries whose shipping patterns are tied closely to consumer demand which can sometimes be difficult to predict or are based on just-in-time production schedules. Therefore, our revenue is, to a larger degree, affected by factors that are outside of our control. There can be no assurance that our historic operating patterns will continue in future periods as we cannot influence or forecast many of these factors.

Our industry is consolidating and if we cannot gain sufficient market presence in our industry, we may not be able to compete successfully against larger, global companies in our industry.

There currently is a marked trend within our industry toward consolidation of the niche players into larger companies that are attempting to increase global operations through the acquisition of regional and local freight forwarders. If we cannot gain sufficient market presence or otherwise establish a successful strategy in our industry, we may not be able to compete successfully against larger companies in our industry with global operations.

Our information technology systems are subject to risks which we cannot control.

Our information technology systems are dependent upon third party communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure which have experienced significant system failures and electrical outages in the past. Our systems are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. The occurrence of any of these events could disrupt or damage our information technology systems and inhibit our internal operations, and our ability to provide services to our customers.

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If we are not able to limit our liability for customers’ claims through contract terms and limit our exposure through the purchase of insurance, we could be required to pay large amounts to our clients as compensation for their claims and our results of operations could be materially adversely affected.

In general, we seek to limit by contract and/or International Conventions and laws our liability to our clients for loss or damage to their goods to $20 per kilogram (approximately $9.07 per pound) and $500 per carton or customary unit, for ocean freight shipments, again depending on the International Convention. For truck/land based risks there are a variety of limits ranging from a nominal amount to full value. However, because a freight forwarder’s relationship to an airline or ocean carrier is that of a shipper to a carrier, the airline or ocean carrier generally assumes the same responsibility to us as we assume to our clients. When we act in the capacity of an authorized agent for an air or ocean carrier, the carrier, rather than us, assumes liability for the safe delivery of the client’s cargo to its ultimate destination, unless due to our own errors and omissions.

We have, from time to time, made payments to our clients for claims related to our services and may make such payments in the future. Should we experience an increase in the number or size of such claims or an increase in liability pursuant to claims or unfavorable resolutions of claims, our results could be adversely affected. There can be no assurance that our insurance coverage will provide us with adequate coverage for such claims or that the maximum amounts for which we are liable in connection with our services will not change in the future or exceed our insurance levels. As with every insurance policy, there are limits, exclusions and deductibles that apply and we could be subject to claims for which insurance coverage may be inadequate or even disputed and which claims could adversely impact our financial condition and results of operations. In addition, significant increases in insurance costs could reduce our profitability.

Our failure to comply with, or the costs of complying with, government regulation could negatively affect our results of operation.

Our freight forwarding business as an indirect air cargo carrier is subject to regulation by the United States Department of Transportation ("DOT") under the Federal Aviation Act, and by the Department of Homeland Security and the Transportation Security Administration ("TSA"). Our overseas independent agents’ air freight forwarding operations are subject to regulation by the regulatory authorities of the respective foreign jurisdictions. The air freight forwarding industry is subject to regulatory and legislative changes which can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to customers. We do not believe that costs of regulatory compliance have had a material adverse impact on our operations to date. However, our failure to comply with any applicable regulations could have an adverse effect. There can be no assurance that the adoption of future regulations would not have a material adverse effect on our business.

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Our present levels of capital may limit the implementation of our business strategy.

The objective of our business strategy is to build a global logistics services organization. One element of this strategy is an acquisition program which contemplates the acquisition of a number of diverse companies within the logistics industry covering a variety of geographic regions and specialized service offerings. We have a limited amount of cash resources and our ability to make additional acquisitions without securing additional financing from outside sources is limited. This may limit or slow our ability to achieve the critical mass we need to achieve our strategic objectives.

Our Bank of America credit facility and our Caltius Mezzanine subordinated notes contain financial covenants that may limit current availability and impose ongoing operational limitations and risk of compliance.

We currently maintain a $20.0 million revolving credit facility with Bank of America, N.A. (“BofA”), including a $1.0 million sublimit to support letters of credit. Under the terms of the BofA credit facility, we are subject to a number of financial covenants which may limit the amount otherwise available under that facility. The first financial covenant limits our ratio of "Funded Debt" (as defined therein) to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) (as adjusted) and measured on a rolling four quarter basis to 4.00 to 1, reducing to 3.75 to 1 at December 31, 2012, reducing to 3.5 to 1 at December 31, 2013, and reducing to 3.25 to 1 at December 31, 2014. The second financial covenant limits our ratio of Senior Debt (defined as amounts borrowed from BofA) to consolidated EBITDA (as adjusted) and measured on a rolling four quarter basis to 2.50 to 1 and reducing to 2.25 to 1 on December 31, 2012. The third financial covenant requires us to maintain a basic fixed charge coverage ratio of at least 1.25 to 1.0. The fourth financial covenant is a minimum profitability standard which requires us not to incur a net loss before taxes, amortization of acquired intangibles and extraordinary items in any two consecutive quarterly accounting periods.

In connection with the recent acquisition of Isla International, Ltd. in December 2011, we entered into an Investment Agreement (the “Investment Agreement”) with Caltius Mezzanine (“Caltius”) pursuant to which we borrowed $10.0 million in exchange for a series of Senior Subordinated Notes (the "Caltius Financing"). Under the Caltius Financing, we are subject to certain financial covenants, including funded leverage ratio covenants, senior funded leverage ratio covenants and fixed charges ratio covenants. The first financial covenant limits our ratio of "Funded Debt" (as defined therein) to consolidated EBITDA (as adjusted) and measured on a rolling four quarter basis to 4.25 to 1, reducing to 4.00 to 1 at March 31, 2013, reducing to 3.75 to 1 at March 31, 2014 and reducing to 3.50 to 1 at March 31, 2015. The second financial covenant limits our ratio of Senior Debt (defined as amounts borrowed from the Bank and the Senior Subordinated Notes) to consolidated EBITDA (as adjusted) and measured on a rolling four quarter basis to 3.75 to 1, reducing to 3.50 to 1 on March 31, 2013, reducing to 3.25 to 1 on March 31, 2014 and reducing to 3.00 to 1 on March 31, 2015. The third financial covenant requires that we maintain a basic fixed charge coverage ratio of at least 1.05 to 1.0.

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 In addition, we are subject to significant restrictions upon prepayment and penalties if we prepay the outstanding indebtedness during the three year period after the Caltius Financing. Further, Caltius has the right, under certain circumstances, to require us to redeem all shares of our common stock issued to Caltius in connection with the Caltius Financing at the then fair market value of such shares. The Caltius Financing also places restrictions on our ability to enter into future financings and acquisitions. If we are unable to satisfy our obligations under the Caltius Financing, we may be required to, among other things, immediately repay all outstanding principal and interest under the Caltius Financing, redeem all shares issued to Caltius in connection with the Caltius Financing, and forego future financing and acquisition opportunities. This may have a material adverse effect on our financial condition and results of operations.

Dependence on key personnel.

For the foreseeable future, our success will depend largely on the continued services of our Chief Executive Officer, Bohn H. Crain, as well as certain of the other key executives of Radiant Global Logistics, because of their collective industry knowledge, marketing skills and relationships with major vendors and owners of our exclusive agent stations. We have secured employment arrangements with each of these individuals, which contain non-competition covenants which survive their actual term of employment. Nevertheless, should any of these individuals leave the Company it could have a material adverse effect on our future results of operations.

Terrorist attacks and other acts of violence or war may affect any market on which our shares trade, the markets in which we operate, our operations and our profitability.

Terrorist acts or acts of war or armed conflict could negatively affect our operations in a number of ways. Primarily, any of these acts could result in increased volatility in or damage to the U.S. and worldwide financial markets and economy and could lead to increased regulatory requirements with respect to the security and safety of freight shipments and transportation. They could also result in a continuation of the current economic uncertainty in the United States and abroad. Acts of terrorism or armed conflict, and the uncertainty caused by such conflicts, could cause an overall reduction in worldwide sales of goods and corresponding shipments of goods. This would have a corresponding negative effect on our operations. Also, terrorist activities similar to the type experienced on September 11, 2001 could result in another halt of trading of securities, which could also have an adverse effect on the trading price of our shares and overall market capitalization.

Risks Related to our Acquisition Strategy

There is a scarcity of and competition for acquisition opportunities.

There are a limited number of operating companies available for acquisition which we deem to be desirable targets. In addition, there is a very high level of competition among companies seeking to acquire these operating companies. We are and will continue to be a very minor participant in the business of seeking acquisitions of these types of companies. A large number of established and well-financed entities are active in acquiring interests in companies which we may find to be desirable acquisition candidates. Many of these entities have significantly greater financial resources, technical expertise and managerial capabilities than us. Consequently, we will be at a competitive disadvantage in negotiating and executing possible acquisitions of these businesses. Even if we are able to successfully compete with these entities, this competition may affect the terms of completed transactions and, as a result, we may pay more than we expected for potential acquisitions. We may not be able to identify operating companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to complete an acquisition of such a company for many reasons, including:

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•	failure to agree on the terms necessary for a transaction, such as the purchase price;
•	incompatibility between our operational strategies or management philosophies with those of the potential acquiree;
•	competition from other acquirers of operating companies;
•	lack of sufficient capital to acquire a profitable logistics company; and
•	unwillingness of a potential acquiree to work with our management.

Risks related to acquisition financing.

In order to continue to pursue our acquisition strategy in the longer term, we may be required to obtain additional financing. We intend to obtain such financing through a combination of traditional debt financing or the placement of debt and equity securities. We may finance some portion of our future acquisitions by either issuing equity or by using shares of our common stock for all or a portion of the purchase price for such businesses. In the event that our common stock does not attain or maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept common stock as part of the purchase price for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to maintain our acquisition program. If we do not have sufficient cash resources, we will not be able to complete acquisitions and our growth could be limited unless we are able to obtain additional capital through debt or equity financings. The terms of our BofA credit facility and Caltius Financing each require that we obtain their consent prior to securing additional debt financing. There could be circumstances in which our ability to obtain additional debt financing could be constrained if we are unable to secure the consent of each of BofA and Caltius.

Our Bank of America credit facility places certain limits on the type and number of acquisitions we may make.

Under the terms of our BofA credit facility, we may be required to obtain BofA’s consent prior to making any additional acquisitions.

We are permitted to make additional acquisitions without the consent of BofA only if certain conditions are satisfied. The conditions imposed by the BofA credit facility include the following: (i) the absence of an event of default under the facility; (ii) the company to be acquired must be in the transportation and logistics industry; (iii) the purchase price to be paid must be consistent with our historical business and acquisition model; (iv) after giving effect for the funding of the acquisition, we must have undrawn availability of at least $4.0 million under the facility; (v) BofA must be reasonably satisfied with projected financial statements we provide covering a twelve month period following the acquisition; (vi) the acquisition documents must be provided to BofA and must be consistent with the description of the transaction provided to BofA; and (vii) the number of permitted acquisitions is limited to three per fiscal year and the aggregate cash consideration payable at closing shall not exceed $7.5 million for any single transaction and $12.5 million in the aggregate, provided that the foregoing limitation shall exclude cash consideration derived from the proceeds of sales of our newly issued equity interests during the nine month period prior to the closing of any such transaction and the aggregate consideration at closing is not more than $25 million.

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In the event we are not able to satisfy the conditions of the facility in connection with a proposed acquisition, we must either forego the acquisition, obtain BofA’s consent, or retire the facility. This may prevent us from completing acquisitions which we determine are desirable from a business perspective and limit or slow our ability to achieve the critical mass we need to achieve our strategic objectives.

We currently have a $10.0 million mezzanine financing facility which requires us to meet certain financial covenants and subjects us to restrictions on future financings.

The Caltius Financing also places restrictions on our ability to enter into future financings and acquisition.

We are permitted to make additional acquisitions only if certain conditions are satisfied, including the following: (i) the acquisition constitutes a business reasonably related to our then current business; (ii) no default or event of default shall exist prior to or will be caused as a result of such acquisition; (iii) Caltius has been provided with prior written notice of such acquisition, such notice to include (a) a description of the property or equity interests to be purchased, (b) the price and terms of such acquisition, (c) a certificate of a financial officer, certifying as to certain information requested in the Investment Agreement, and (d) such other information with respect thereto as is reasonably requested by Caltius; (iv) in the event of an acquisition of equity interests of a company, such company shall become a wholly-owned subsidiary; (v) the target company shall have as of the last day of the most recent fiscal quarter of such company ending on or immediately prior to the date of such acquisition actual (or pro forma to the extent approved in writing by Caltius) EBITDA and net income greater than $1, in each case for the 12 month period ending on such date; (vi) the aggregate cash consideration payable at the closing of the acquisition shall not exceed $7.5 million for any single transaction and $12.5 million in the aggregate in any fiscal year or such other amount approved in writing by the Caltius; provided, however, that (a) the foregoing limitation shall exclude cash consideration derived from the proceeds of sales of our equity interests issued during the nine-month period prior to the closing of such acquisition to the extent we notify Caltius in writing of the use of such cash consideration from sales such equity interests in such transaction or transactions and (b) the written consent of Caltius shall be required if the aggregate cash consideration payable at the closing of such transaction is equal to or greater than $25 million; (vii) the post-closing availability under the BofA credit facility is at least $4.0 million on a pro forma basis; (viii) the number of permitted acquisitions that we and our co-borrowers have completed in such fiscal year does not exceed three; and (ix) we shall have provided to Caltius certain deliverables for such acquisition.

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If we are unable to satisfy our obligations under the Caltius Financing, we may be required to, among other things, immediately repay all outstanding principal and interest under the Caltius Financing, redeem all shares issued to Caltius in connection with the Caltius Financing, and forego future financing and acquisition opportunities. This may have a material adverse effect on our financial condition and results of operations.

To the extent we make any material acquisitions, our earnings will be adversely affected by non-cash charges relating to the amortization of intangibles which may cause our stock price to decline.

Under applicable accounting standards, purchasers are required to allocate the total consideration paid in a business combination to the identified acquired assets and liabilities based on their fair values at the time of acquisition. The excess of the consideration paid to acquire a business over the fair value of the identifiable tangible assets acquired must be allocated among identifiable intangible assets including goodwill. The amount allocated to goodwill is not subject to amortization. However, it is tested at least annually for impairment. The amount allocated to identifiable intangibles, such as customer relationships and the like, is amortized over the life of these intangible assets. We expect that this will subject us to periodic charges against our earnings to the extent of the amortization incurred for that period. Because our business strategy focuses on growth through acquisitions, our future earnings will be subject to greater non-cash amortization charges than a company whose earnings are derived organically. As a result, we will experience an increase in non-cash charges related to the amortization of intangible assets acquired in our acquisitions. Our financial statements will show that our intangible assets are diminishing in value, when, in fact, we believe they may be increasing because we are growing the value of our intangible assets (e.g. customer relationships). Because of this discrepancy, we believe our EBITDA, a measure of financial performance which does not conform to generally accepted accounting principles ("GAAP"), provides a meaningful measure of our financial performance. However, the investment community generally measures a public company’s performance by its net income. Further, the financial covenants of our credit facility adjust EBITDA to exclude costs related to share based compensation and other non-cash charges. Thus, we believe EBITDA, and adjusted EBITDA, provide a meaningful measure of our financial performance. If the investment community elects to place more emphasis on net income, the future price of our common stock could be adversely affected.

We are not obligated to follow any particular criteria or standards for identifying acquisition candidates.

Even though we have developed general acquisition guidelines, we are not obligated to follow any particular operating, financial, geographic or other criteria in evaluating candidates for potential acquisitions or business combinations. We will target companies which we believe will provide the best potential long-term financial return for our stockholders and we will determine the purchase price and other terms and conditions of acquisitions. Our stockholders will not have the opportunity to evaluate the relevant economic, financial and other information that our management team will use and consider in deciding whether or not to enter into a particular transaction.

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We may be required to incur a significant amount of indebtedness in order to successfully implement our acquisition strategy.

Subject to the restrictions contained in the BofA credit facility and Investment Agreement with Caltius, we may be required to incur a significant amount of indebtedness in order to complete future acquisitions. If we are not able to generate sufficient cash flow from the operations of acquired companies to make scheduled payments of principal and interest on the indebtedness, then we will be required to use our capital for such payments. This will restrict our ability to make additional acquisitions. We may also be forced to sell an acquired company in order to satisfy indebtedness. We cannot be certain that we will be able to operate profitably once we incur this indebtedness or that we will be able to generate a sufficient amount of proceeds from the ultimate disposition of such acquired companies to repay the indebtedness incurred to make these acquisitions.

We may experience difficulties in integrating the operations, personnel and assets of companies that we acquire which may disrupt our business, dilute stockholder value and adversely affect our operating results.

A core component of our business plan is to acquire businesses and assets in the transportation and logistics industry. We have only made a limited number of acquisitions and, therefore, our ability to complete such acquisitions and integrate any acquired businesses into our operations is unproven. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify, acquire or profitably manage businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Such acquisitions also involve numerous operational risks, including:

•	difficulties in integrating operations, technologies, services and personnel;
•	the diversion of financial and management resources from existing operations;
•	the risk of entering new markets;
•	the potential loss of existing or acquired agency locations following an acquisition;
•	the potential loss of key employees following an acquisition and the associated risk of competitive efforts from such departed personnel;
•	possible legal disputes with the acquired company following an acquisition; and
•	the inability to generate sufficient revenue to offset acquisition or investment costs.

As a result, if we fail to properly evaluate and execute any acquisitions or investments, our business and prospects may be seriously harmed.

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Legal dispute emanating from recent acquisition of DBA.

In January 2012, we asserted certain claims for indemnification against the former shareholders of DBA Distribution Services, Inc., d/b/a Distribution by Air ("DBA") under the Agreement and Plan of Merger dated March 29, 2011, relating to, among others, the failure to identify certain purchased transportation charges, the failure to identify certain related party transactions, and the breach of certain non-competition and non-solicitation covenants by one of the selling shareholders and an affiliate of such selling shareholder. In the absence of a resolution of the matter, we intend to file a formal arbitration action against the former DBA shareholders asserting these claims.

Although the arbitration and ultimate resolution of this dispute will not likely occur within the short-term, we believe that these breaches will not have any meaningful long-term adverse effect on our overall results of operations given our: (i) termination of the previously undisclosed related party transactions; (ii) efforts to retain existing customers; (iii) efforts through the arbitration proceeding to assert legal remedies as a result of the breaches; and (iv) efforts through a concurrent civil proceeding to assert legal remedies against a former Company employee and affiliate of a selling shareholder who we believe breached certain non-competition and non-solicitation obligations to us. Nevertheless, near-term earnings could be negatively impacted as a result of any legal expenses incurred in connection with matter, although such amounts may be recoverable as an off-set to future amounts otherwise due the former shareholders of DBA under the DBA Agreement and Plan of Merger.

Risks Related to our Common Stock

Provisions of our certificate of incorporation, bylaws and Delaware law may make a contested takeover of our Company more difficult.

Certain provisions of our certificate of incorporation, bylaws and the General Corporation Law of the State of Delaware ("DGCL") could deter a change in our management or render more difficult an attempt to obtain control of us, even if such a proposal is favored by a majority of our stockholders. For example, we are subject to the provisions of the DGCL that prohibit a public Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting shares (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Our certificate of incorporation provides that directors may only be removed for cause by the affirmative vote of 75% of our outstanding shares and that amendments to our bylaws require the affirmative vote of holders of two-thirds of our outstanding shares. Our certificate of incorporation also includes undesignated preferred stock, which may enable our Board of Directors to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise. Finally, our bylaws include an advance notice procedure for stockholders to nominate directors or submit proposals at a stockholders meeting.

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Trading in our common stock has been limited and there is no significant trading market for our common stock.

Although our common stock is traded on the NYSE-AMEX, it may remain relatively illiquid, or “thinly traded.” Because of this limited liquidity, stockholders may be unable to sell their shares. The trading price of our shares may from time to time fluctuate widely. The trading price may be affected by a number of factors including events described in the risk factors set forth in this report as well as our operating results, financial condition, announcements, general conditions in the industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

The influx of additional shares of our common stock onto the market may create downward pressure on the trading price of our common stock.

We recently completed several acquisitions in which we issued approximately two million unregistered shares of our common stock over the past 12 months as part of the purchase price, or associated with the financing of a transaction. In addition, we may issue additional shares in connection with such acquisitions upon the achievement of certain earn-out thresholds. The availability of those shares for sale to the public under Rule 144 of the Securities Act, and sale of such shares in public markets could have an adverse effect on the market price of our common stock. Such an adverse effect on the market price would make it more difficult for us to sell our equity securities in the future at prices which we deem appropriate or to use our shares as currency for future acquisitions which will make it more difficult to execute our acquisition strategy.

The issuance of additional shares may result in additional dilution to our existing stockholders.

We have issued, and may be required to issue, additional shares of common stock or common stock equivalents in payment of the purchase price of companies we have acquired. This will have the effect of further increasing the number of shares outstanding. In connection with future acquisitions, we may undertake the issuance of more shares of common stock without notice to our then existing stockholders. We may also issue additional shares in order to, among other things, compensate employees or consultants or for other valid business reasons in the discretion of our Board of Directors, and could result in diluting the interests of our existing stockholders.

The exercise or conversion of our outstanding options, warrants or other convertible securities or any derivative securities we issue in the future will result in the dilution of the ownership interests of our existing stockholders and may create downward pressure on the trading price of our common stock. We are currently authorized to issue 50 million shares of common stock. As of February 29, 2012, we had 32,310,913 outstanding shares of common stock. We may in the future issue up to 4,779,735 additional shares of our common stock upon exercise of existing options.

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We may issue shares of preferred stock with greater rights than our common stock.

Although we have no current plans or agreements to issue any preferred stock, our certificate of incorporation authorizes our board of directors to issue shares of preferred stock and to determine the price and other terms for those shares without the approval of our shareholders. Any such preferred stock we may issue in the future could rank ahead of our common stock, in terms of dividends, liquidation rights, and voting rights.

As we do not anticipate paying dividends, investors in our shares will not receive any dividend income.

We have not paid any cash dividends on our common stock since our inception and we do not anticipate paying cash dividends in the foreseeable future. Any dividends that we may pay in the future will be at the discretion of our Board of Directors, and will depend on our future earnings, any applicable regulatory considerations, covenants of our debt facility, our financial requirements and other similarly unpredictable factors. Our ability to pay dividends is further limited by the terms of our credit facility with BofA and the Investment Agreement with Caltius. For the foreseeable future, we anticipate that we will retain any earnings which we may generate from our operations to finance and develop our growth and that we will not pay cash dividends to our stockholders. Accordingly, investors seeking dividend income should not purchase our stock.

From time to time, we publish certain forward-looking information regarding our future anticipated performance, which information is not a guaranty and may be materially different than our actual future results.

From time to time, we publish certain forward-looking information regarding our future anticipated performance, including guidance with respect to our estimated future revenues and profits. This forward-looking information is not a guaranty and is subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking information. While it is impossible to identify all of the factors that may cause our actual operating performance, events, trends or plans to differ materially from those set forth in such forward-looking information, such factors include the inherent risks associated with our recent and future acquisitions, our operations, management and other outside competitive and economic influences on our business. Important factors with regard to our recent acquisitions that could cause our actual results to differ from our expectations, include but are not limited to: our ability to maintain the future operations of our recently acquired businesses in a manner consistent with their past practices; that following these acquisitions, our recently acquired businesses will be able to maintain and grow their revenues and operating margins in a manner consistent with their most recent results of operations; and that over time we will be able to integrate the operations of such businesses with our existing operations, as well as our ability to realize expected financial and operational cost and revenue synergies through such integration; our reliance on the acquired management teams and the continued customer relationships provided by the acquired businesses; the effect that these acquisitions will have on their existing customers and employees; the effect that the acquisitions will have on our historic and existing network of exclusive agency locations; and any material adverse change in the composition of their customers. Important additional factors that could cause our actual results to differ from our expectations include, but are not limited to, our ability to: use our Bellevue, Washington operations as a "platform" upon which we can build a profitable global transportation and supply chain management company; retain and build upon the relationships we have with our exclusive agency offices; continue the development of our back office infrastructure and transportation and accounting systems in a manner sufficient to service our expanding revenues and network of operating locations; maintain and enhance the future operations of our company owned operating locations; continue growing our business and maintain historical or increased gross profit margins; locate suitable acquisition opportunities; secure the financing necessary to complete any acquisition opportunities we locate; assess and respond to competitive practices in the industries in which we compete; mitigate, to the best extent possible, our dependence on current management and certain of our larger exclusive agency locations; assess and respond to the impact of current and future laws and governmental regulations affecting the transportation industry in general and our operations in particular; and assess and respond to such other factors which may be identified from time to time in our SEC filings and other public announcements including those set forth in the “Risk Factors” contained in this prospectus.

Ineffective internal controls could impact our business and operating results.

Our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be harmed and we could fail to meet our financial reporting obligations.

USE OF PROCEEDS

The shares of common stock described in this prospectus are being offered for sale from time to time by the Selling Stockholders who acquire the shares pursuant to the Plan. We will not receive any proceeds from any sale of common stock offered pursuant to this prospectus. However, we will receive proceeds from the exercise of the options by the Selling Stockholders, except for any options exercised using a cashless exercise provision.

SELLING STOCKHOLDERS

The 3,028,363 shares of our common stock to which this reoffer prospectus relates is comprised entirely of shares issuable upon the exercise of options granted under the Plan and are being registered for reoffers and resales by our directors and officers named below, who acquired the shares pursuant to one of our “employee benefit plans” as that term is defined in Rule 405 of Regulation C under the Securities Act. The Selling Stockholders may resell all, a portion, or none of the shares of common stock from time to time.

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The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individual is one of our affiliates.

Name	Position	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Common Stock Beneficially Owned Before the Offering	Number of Shares Eligible to be Offered by Selling Stockholders(2)	Number of Shares Beneficially Owned after Completion of the Offering	Percentage of Common Stock Owned After Completion of the Offering(3)
Bohn H. Crain	Chief Executive Officer and Chairman of the Board	11,877,279(4)	34.6%	2,015,676	9,875,801	28.8%
Todd Macomber	Senior Vice President and Chief Financial Officer	180,532(5)	*	405,760	-	-
Daniel Stegemoller	Vice President and COO of Radiant Global Logistics f/k/a Airgroup	458,856(6)	1.4%	406,927	98,182	*
Stephen P. Harrington	Director	1,568,182(7)	4.9%	100,000	1,568,182	4.8%
Jack Edwards	Director	-(8)	-	100,000	-	-

*Less than one percent

(1)	The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the rules and regulations promulgated under the Securities Exchange Act of 1934, and accordingly, may include securities owned by and for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which such person has the right to acquire within 60 days of February 29, 2012 pursuant to the exercise of options, or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 32,310,913 shares of common stock outstanding as of February 29, 2012.
(2)	The amounts for each Selling Stockholder assume full vesting and exercise of all outstanding options to purchase common stock held by such Selling Stockholder.
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(3)	Assumes that all shares offered hereby are sold but no other securities held by Selling Stockholders are sold.
(4)	Consists of 9,085,000 shares held by Radiant Capital Partners, LLC over which Mr. Crain has sole voting and dispositive power, 790,801 shares directly held by Mr. Crain, and 2,001,478 shares issuable upon exercise of options. Does not include 14,198 shares issuable upon exercise of options which are subject to vesting.
(5)	Includes 180,532 shares issuable upon exercise of options. Does not include 225,228 shares issuable upon exercise of options which are subject to vesting.
(6)	Includes 360,674 shares issuable upon exercise of options. Does not include 46,253 shares issuable upon exercise of options which are subject to vesting.
(7)	Consists of shares held by SPH Investments Profit Sharing Plan FBO Stephen P. Harrington, over which Mr. Harrington has sole voting and dispositive power. Does not include 100,000 shares issuable upon exercise of options which are subject to vesting.
(8)	Does not include 100,000 shares issuable upon exercise of options which are subject to vesting.

PLAN OF DISTRIBUTION

This offering is self−underwritten; neither we nor the Selling Stockholders have employed an underwriter for the sale of common stock by the Selling Stockholders. We will bear all expenses in connection with the preparation of this prospectus. The Selling Stockholders will bear all expenses associated with the sale of the common stock.

The Selling Stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

•	On any stock exchange on which the shares of common stock may be listed at the time of sale;
•	In negotiated transactions;
•	In the over−the−counter market; or
•	In a combination of any of the above transactions.

The Selling Stockholders may offer their shares of common stock at any of the following prices:

•	Fixed prices which may be changed;
•	Market prices prevailing at the time of sale;
•	Prices related to such prevailing market prices; or
•	At negotiated prices.

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The Selling Stockholders may effect such transactions by selling shares to or through broker−dealers, and all such broker−dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of shares of common stock for whom such broker−dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker−dealer might be in excess of customary commissions).

Any broker−dealer acquiring common stock from the Selling Stockholders may sell the shares either directly, in its normal market−making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the NYSE-AMEX or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Stockholders and any broker−dealers that act in connection with the sale of the common stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the Selling Stockholders and applicable transfer taxes, are payable by the Selling Stockholders.

The Selling Stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The Selling Stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states’ securities laws, if applicable, the Selling Stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Selling Stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

The Selling Stockholders may enter into hedging transactions. Persons with whom they enter into hedging transactions may engage in short sales of our common stock. The Selling Stockholders may engage in short sales of our common stock and transactions involving options, swaps, derivatives and other transactions involving our securities or their investments in those securities, and may sell and deliver the shares covered by this prospectus under agreements to undertake these transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares. The Selling Stockholders may pledge their shares to secure borrowings. Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares.

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Some persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The Selling Stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the Selling Stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

There can be no assurance that the Selling Stockholders will sell any or all of the shares offered by them hereunder or otherwise.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of common stock offered hereby have been passed upon for the Company by Fox Rothschild LLP, 2000 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103. Stephen M. Cohen, a partner at Fox Rothschild LLP, is the beneficial owner of 2,500,000 shares of common stock, or 7.7%, of the Company. Such shares are held of record by Mr. Cohen’s wife, but Mr. Cohen has shared voting and dispositive control over such shares.

EXPERTS

The consolidated financial statements of the Company as of June 30, 2011 and 2010, and for each of the years in the two-year period ended June 30, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Peterson Sullivan, LLP certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission, a Registration Statement on Form S−8 (including a Form S−3 Prospectus) under the Securities Act with respect to the shares of common stock offered by this prospectus. A copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates) will be provided by us without charge to any person (including any beneficial owner) to whom this prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Radiant Logistics, Inc., 405 114th Avenue, S.E., Third Floor Bellevue, Washington 98004. Our telephone number at that address is (425) 943-4599.

We are also subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the Commission. You can inspect and copy reports and other information filed by us with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the Commission at 1−800−SEC−0300. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the Commission. Our website is at http://www.radiantdelivers.com. You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted.

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You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement on Form S−8. The prospectus is prepared in accordance with the requirements of Part I of Form S−3 and General Instruction C of the instructions to Form S−8. The Securities and Exchange Commission allows this filing to “incorporate by reference” information that we have previously filed with the Commission. This means we can disclose important information to you by referring you to other documents that we have filed with the Commission. The information that is incorporated by reference is considered part of this prospectus, and information that we file later will automatically update and may supersede this information. For further information about us and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the Commission on October 7, 2011;
•	our Quarterly Report on Form 10−Q for the fiscal quarter ended September 30, 2011, filed with the Commission on November 14, 2011 and subsequently amended on December 1, 2011;
•	our Quarterly Report on Form 10−Q for the fiscal quarter ended December 31, 2011, filed with the Commission on February 13, 2012;
•	our Current Reports on Form 8-K filed with the Commission on December 7, 2011, December 20, 2011, February 10, 2012 and February 27, 2012; and
•	the description of our common stock contained in the Registration Statement on Form 8-A filed with the Commission on February 6, 2012 (file number 001-35392), including any amendment updating such description.

All documents filed by the Company subsequent to those listed above with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: You may also request a copy of these filings at no cost, by writing or telephoning us at: Radiant Logistics, Inc., 405 114th Avenue, S.E., Third Floor Bellevue, Washington 98004, (425) 943-4599. We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents and information that we have earlier heretofore filed with the Commission:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the Commission on October 7, 2011;
•	our Quarterly Report on Form 10−Q for the fiscal quarter ended September 30, 2011, filed with the Commission on November 14, 2011 and subsequently amended on December 1, 2011;
•	our Quarterly Report on Form 10−Q for the fiscal quarter ended December 31, 2011, filed with the Commission on February 13, 2012;
•	our Current Reports on Form 8-K filed with the Commission on December 7, 2011, December 20, 2011, February 10, 2012 and February 27, 2012; and
•	the description of our common stock contained in the Registration Statement on Form 8-A filed with the Commission on February 6, 2012 (file number 001-35392), including any amendment updating such description.

All documents filed by the Company subsequent to those listed above with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation contains a provision that eliminates directors’ personal liability as set forth above.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her in any such capacity or arising out of his car or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under Section 145.

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Our Certificate of Incorporation and By-Laws provide that we are required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officers for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification would be required or permitted.

We currently maintain directors’ and officers’ liability insurance policies.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors and officers pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1	Radiant Logistics, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the registrant's quarterly report on Form 10-QSB, filed with the Commission on November 14, 2005)
5.1	Opinion of Fox Rothschild LLP
23.1	Consent of Peterson Sullivan LLP
23.2	Consent of Fox Rothschild LLP (See Ex. 5.1)
24	Power of Attorney (included in signature page)

Item 9. Undertakings.

A.	We hereby undertake:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

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(c)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therein.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered in this registration statement, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on the 2nd day of March, 2012.

RADIANT LOGISTICS, INC.

By:	/s/ Bohn H. Crain
Bohn H. Crain Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bohn H. Crain as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Date: March 2, 2012	By:	/s/ Bohn H. Crain
Bohn H. Crain Chairman and Chief Executive Officer

Date: March 2, 2012	By:	/s/ Todd Macomber
Todd Macomber Senior Vice President and Chief Financial Officer

Date: March 2, 2012	By:	/s/ Stephen P. Harrington
Stephen P. Harrington Director

Date: March 2, 2012	By:	/s/ Jack Edwards
Jack Edwards Director

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EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Fox Rothschild LLP
23.1	Consent of Peterson Sullivan LLP
23.2	Consent of Fox Rothschild LLP (See Ex. 5.1)
24	Power of Attorney (included in signature page)

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